Exhibit 10.25

Alliance Laundry Systems LLC

P.O. Box 990

Ripon, Wisconsin 54971

Form of Executive Severance Protection and Restrictive Covenant Agreement

                         , 2005

«Name»

«Address»

Dear «First_Name»:

Reference is made to (i) the Unit Purchase Agreement (the “UPA”) dated as of December 7, 2004, by and among Alliance Laundry Holdings LLC, its Securityholders and ALH Holding Inc. (“ALH”) and (ii) the term sheet letter agreement dated as of December 7, 2004, between ALH and Messrs. L’Esperance, Brothers, Rounds, Przybysz, Gaster, Wallace and Spiller (the “Term Sheet”).

Pursuant to Annex A-2 of the Term Sheet, the Board of Directors of ALH has authorized and approved that terms of this severance protection and restrictive covenant agreement and has caused Alliance Laundry Systems LLC (the “Company”) to enter into this agreement with you.

If your employment with the Company is terminated by the Company without Cause (as defined in Appendix A hereto), you will receive (a) monthly salary continuation (subject to withholding) for a period of twelve (12) months from the date of your termination, (b) continuation of your then current medical, dental and health benefits for a period of twelve (12) months at the Company’s expense from the date of termination, and (c) a pro-rata portion of the annual bonus that you otherwise would have earned for the year of termination pursuant to the Company’s annual bonus plan (prorated based on the portion of the calendar year for which you were employed), plus any unpaid annual bonus payment arising from the prior year of service. The severance amounts and other termination benefits you receive hereunder shall be in lieu of any other severance and termination benefits that you otherwise may have been entitled to receive from the Company and its affiliates pursuant to any severance plan or any prior agreements or similar arrangements between you and the Company and its affiliates (other than any retention bonus you may be entitled to receive pursuant to your retention bonus agreement with the Company dated as of the date hereof). Furthermore, this letter agreement shall supercede the terms of any prior agreements, arrangements or understandings between you and the Company and its affiliates regarding the matters described herein. None of the above shall be dimished, waived or revoked should you subsequently become reemployed elsewhere. Your equity interests (including stock options) in ALH will be governed by separate agreements, and are beyond the scope of this letter.

If you are terminated by the Company for Cause, you will receive only the monthly salary accrued and owing to you as of the date termination, which you hereby understand does not include any interests for your then accrued, or yet unpaid annual bonus(es), to which you forfeit any and all rights. As earlier stated, your equity interests in ALH will be governed by separate agreement, and are beyond the scope of this letter.

In consideration of the enhanced severance benefit protection afforded to you hereunder, you hereby acknowledge that in the course of your employment with the Company you have and shall become familiar with the Company’s trade secrets and with other confidential information concerning the Company and its predecessors and its subsidiaries and that your services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, you agree that, during your period of employment with the Company and for 12 months thereafter (the “Noncompete Period”), you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist or are in process on the date of the termination of your employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

During the Noncompete Period, you shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during your employment with the Company or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

Yours sincerely,

ALLIANCE LAUNDRY SYSTEMS LLC

By:
Name:
Title:

Acknowledged and Agreed:

«Name»

APPENDIX A

As used herein, the following terms shall have the meanings set forth below:

“Cause” shall mean (i) the commission of a felony or the commission of any act or omission involving moral turpitude, dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company or any of its affiliates into public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its affiliates, (iv) failure to accept and cooperate with actions and initiatives assigned to you by the Board of Directors of the Company, the Chief Executive Officer, or your direct supervisor, or (v) you or any member of your family shall engage in any Restricted Activity with any customer, supplier or other person having a business relation with the Company, without the prior written approval of the Board of Directors of the Company.

“Restricted Activity” means directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business with any customer, supplier or other person having a business relation with the Company; provided however that the term Restricted Activity shall not include passive ownership of less than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the you have no active participation in the business of that corporation.

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